EXHIBIT 15.1

The Board of Directors and Stockholders

FedEx Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-171232, 333-55055, 333-03443, 333-45037, 333-71065, 333-34934, 333-100572, 333-111399, 333-121418, 333-130619, 333-156333) of FedEx Corporation and in the related Prospectuses of our report dated September 19, 2012, relating to the unaudited condensed consolidated interim financial statements of FedEx Corporation that are included in its Form 10-Q for the quarter ended August 31, 2012.

/s/ Ernst & Young LLP

Memphis, Tennessee

September 19, 2012